EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF
                       EARNINGS FROM CONTINUING
                     OPERATIONS TO FIXED CHARGES
                             (Unaudited)

                Eli Lilly and Company and Subsidiaries
                         (Dollars in Millions)

                      Three Months
                          Ended
                        March  31,        Years Ended December 31,
                           1997    1996    1995    1994    1993    1992

   Consolidated Pretax
   Income from Continuing
   Operations before
   Accounting Changes...  $576.8 $2,031.3  $1,765. $1,698.6  $662.8  $1,193.5

   Interest from Continuing
   Operations...........    68.5    324.9     324.6   129.2    96.1     108.4

   Interest Capitalized
   during the Period
   from Continuing
   Operations...........    (7.9)   (36.1)    (38.3)  (25.4)  (25.5)    (35.2)

   Earnings.............  $637.4 $2,320.1  $2,051.9 $1,802.4 $733.4  $1,266.7

   Fixed Charges(1).....  $ 69.4 $  329.6  $  324.6  $ 129.2 $ 96.1  $  108.4

   Ratio of Earnings to
   Fixed Charges........     9.2      7.0      6.3      14.0    7.6      11.7

           (1)Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.